Exhibit 10.1

SEPARATION AGREEMENT

This Separation Agreement and General Release (the “Agreement”) is made by and between Guardion Health Sciences, Inc. (the “Company”) and Craig Sheehan (the “Employee”). In consideration for the execution of this Agreement, and the performance of the terms and conditions set forth herein, Company and Employee (each a “Party” and collectively the “Parties”) agree as follows:

RECITALS

WHEREAS, Employee was employed by the Company pursuant to that certain employment agreement, effective June 1, 2021, as amended on April 3, 2024 (the “Employment Agreement”), pursuant to which Employee was employed to manage the Company’s Viactiv® brand and business;

WHEREAS, the Company entered into that certain Equity Purchase Agreement with Doctor’s Best Inc., a Delaware corporation (“Doctor’s Best”), dated January 30, 2024, pursuant to which the Company agreed to sell of all of the outstanding equity interests of Activ Nutritional, LLC, a Delaware limited liability company, which owns the Viactiv® brand and business and is the wholly-owned subsidiary of Viactiv Nutritionals, Inc, a Delaware corporation, which is a wholly-owned subsidiary of the Company (the “Transaction”).

WHEREAS, the Transaction closed on May 31, 2024.

WHEREAS, the Parties agree that Employee’s employment with the Company shall terminate on July 10, 2024 (the “Separation Date”).

NOW THEREFORE, in consideration of the foregoing, and of the mutual covenants and conditions herein contained, the Parties agree as follows:

1. Termination of Employment. The Parties mutually agree that Employee’s employment with the Company shall end on the Separation Date and that Employee hereby resigns from any and all officer, director, manager, and other governing positions, however titled, held at the Company and any of its subsidiaries as of the Separation Date, and agrees to execute any documentation requested by the Company to effectuate such resignations. As of the Separation Date, except as provided herein per Section 2, the Company will have paid Executive all wages, compensation, bonuses, and any accrued and unused vacation or paid time off owed to Employee for services performed through the Separation Date.

2. Separation Payment.

A. Employee understands and agrees that the consideration and other promises and payments under this Section 2 are contingent on, and in exchange for, Employee’s execution and non-revocation of this Agreement and Employee’s compliance with the terms of this Agreement and Section 7 of the Employment Agreement (collectively, the “Employee’s Obligations”). Employee understands and agrees that Employee will not be entitled to, and the Company will not be obligated to pay the consideration or perform the other promises specified in this Section 2, unless Employee satisfies Employee’s Obligations. Employee further understands and agrees that in the event (i) Employee breaches the provisions of this Agreement, (ii) within ninety (90) days following the Change in Control, Employee becomes engaged or retained, as an employee, consultant, independent contractor, or otherwise, on a full-time basis, by the acquirer or an affiliate of the acquiror following the Change in Control, or (iii) the Company becomes aware of actions by Employee that would be or have been grounds for termination for Cause (as defined in the Employment Agreement), the Company shall be entitled to: (x) immediately cease any and all remaining payments under this Agreement; (y) immediate repayment of any amounts paid to Employee under this Section 2, plus, if Employee fails to timely repay the Company such severance, any fees and expenses incurred by the Company to collect such repayment, unless prohibited by applicable law, and with the exception that Employee may retain $1,000, which shall serve as sufficient consideration for the releases and waivers contained herein, which shall remain fully enforceable in their entirety; and/or (z) any and all available remedies under applicable law.

Employee Initials _____

B. In exchange for Employee’s adherence to the terms and conditions of this Agreement and the Release detailed below, the Company will pay Employe, pursuant to Section 5(c)(iv) of the Employment Agreement, as amended, a retention bonus of $35,000, less applicable withholdings and deductions, and make a separation payment to Employee in the total gross amount of $148,302.33 (which for clarity includes six months of salary continuation and the aggregate premiums for six months of continuation of group health benefits), less applicable withholdings and deductions (collectively, the “Separation Payment”). The Parties hereby agree, and Employee expressly acknowledges, that Company will make the Separation Payment in a lump sum by direct deposit on the applicable Company’s regular payday, following: (i) Company’s receipt of an original Agreement duly executed by Employee, (ii) Employee’s return of all Company property to Company in accordance with Section 5, below, (iii) the expiration of the revocation period specified in Section 4H, below, without revocation of the Agreement by Employee; and (iv) Employee’s submission of all applicable Internal Revenue Service (“IRS”) Forms to Company. There will be appropriate tax withholdings from this Separation Payment, and this Separation Payment will be reported on an IRS W-2 Form issued to Employee. Should Employee prefer another method of receiving the Separation Payment, other than direct deposit, Employee shall notify Company in writing of Employee’s election. Employee and any of his eligible dependent shall be eligible to continue, at Employee’s sole cost, participation, in the Company’s health insurance pursuant to the Consolidated Omnibus Budget Reconciliation Act.

3. Business Related Expenses. Employee has submitted any receipts to Company for any and all business-related expenses. By signing this Agreement, Employee acknowledges and agrees that there are no outstanding and/or unpaid business related expenses.

4. General Release by Employee. This Section shall be referred to herein as the “Release.” For and in consideration of the Separation Payment described in Section 2 above, and the other terms and conditions described in this Agreement:

A. Except for the obligations undertaken in this Agreement, in consideration for all of the foregoing, which Employee acknowledges is consideration in addition to that to which Employee is otherwise entitled, Employee hereby releases and discharges forever Company and all of its past, present and future agents, employees, servants, officers, directors, partners, trustees, representatives, shareholders, stockholders, members, managing agents, owners (both direct and indirect), attorneys, parents, subsidiaries, equity sponsors, related corporations, their parents, subsidiaries, and affiliates, divisions, joint venturers, assigns, predecessors, successors, service providers, temporary staffing agencies, insurers, consultants, subcontractors, joint employers, potential and alleged joint employers, potential and alleged dual employers, potential and alleged common law employers, affiliates, employee benefit plans and fiduciaries thereof, affiliated organizations, any person and/or entity with alleged joint liability, and all persons and/or entities acting under, by, through or in concert with any of them (hereinafter referred to collectively as the “Released Parties”), and each and all of them, from any and all claims, liabilities, causes of action, charges, complaints, obligations, costs, losses, damages, injuries, attorneys’ fees, and other legal responsibilities, of any form whatsoever, whether known or unknown, unforeseen, unanticipated, unsuspected, or latent, which Employee or Employee’s heirs, administrators, executors, successors in interest, and/or assigns (the “Releasing Parties”) have incurred or expect to incur, or now own or hold, or have at any time heretofore owned or held, or may at any time own, hold, or claim to hold by reason of any matter or thing arising from any cause whatsoever prior to the date of Employee’s execution of this Agreement.

Employee Initials _____

B. Employee represents and acknowledges that the consideration contained in this Agreement shall constitute the entire consideration provided to Employee and Employee will not seek any further compensation for any claim, damage, cost, or attorney’s fees in connection with the matters encompassed in the Release and/or Agreement. Employee represents and acknowledges that the consideration contained in this Agreement constitutes a full satisfaction and accord of any claims Employee has or may have against any of the Released Parties.

Without limiting the generality of the foregoing, and by way of example only, Employee fully releases and discharges each and all of the Released Parties from any and all claims, disputes, rights, and causes of action that have been or could be alleged against any of said Released Parties in connection with Employee’s employment with Company, or the termination thereof; and in connection with any and all matters pertaining to Employee’s employment by any of the Released Parties, including, but not limited to, any and all compensation, salaries, wages, meal and rest period premiums, bonuses, commissions, overtime, monies, pay, allowances, expenses, benefits, sick pay, severance pay, retention pay, or benefits, paid leave benefits, vacation, penalties, interest, damages, and promises on any and all of the above.

Without limiting the scope of this Release in any way, Employee also certifies that this Release constitutes a knowing and voluntary waiver of any and all rights or claims that exist or that Employee has or may claim to have under the Federal Age Discrimination in Employment Act (“ADEA”), as amended by the Older Workers Benefit Protection Act of 1990 (“OWBPA”), which is set forth at 29 U.S.C. § § 621, et seq. This Release does not govern any rights or claims that may arise under the ADEA after the date this Release is signed by Employee.

This Release extends to any and all claims including, but not limited to, any alleged (i) violation of the National Labor Relations Act, Title VII of the Civil Rights Act, the Americans With Disabilities Act of 1990, the ADEA, as amended by the OWBPA, the Fair Labor Standards Act, the New Jersey Law Against Discrimination, the New Jersey Conscientious Employee Protection Act, the New Jersey State Wage and Hour Law, the New Jersey Family Leave Act, the New Jersey Earned Sick Leave Law, the New Jersey Civil Rights Act, the New Jersey Equal Pay Act, the New Jersey Worker and Community Right to Know Act, the Occupational Safety and Health Act, the Consolidated Omnibus Budget Reconciliation Act of 1985, the Employee Retirement Income Security Act (excluding vested benefits), the Family and Medical Leave Act, the Worker Adjustment and Retraining Notification Act, and any state law equivalent; (ii) harassment and/or discrimination on the basis of age, race, color, ancestry, national origin, caste, citizenship, religious creed, sex (which includes pregnancy, childbirth, breastfeeding and medical conditions related to pregnancy, childbirth or breastfeeding), marital status, domestic partnership status, sexual orientation, gender, gender identity or gender expression, veteran status, military status, political affiliation, family care or medical leave status or the denial of family and medical care leave, physical or mental disability, medical condition (including cancer and genetic characteristics), genetic information or any other basis protected by applicable federal, state and/or local laws, regulations, rules, ordinances and/or orders; (iii) any whistleblower or retaliation claims on the basis of any protected activity or other protected basis; (iv) breach of any express or implied promise, contract or agreement (express or implied), or breach of the implied covenant of good faith and fair dealing; (v) any tort or common law claims, including wrongful discharge, intentional or negligent infliction of emotional distress, negligence, fraud, misrepresentation, defamation, libel, slander, interference with prospective economic advantage, or other tort or common law actions; (vi) claims for misclassification, wage and hour, or other claims related to hours, conditions, or compensation related to work, or failure to pay wages due or other monies owed; and (vii) any other violation of local, state, or federal law, constitution, statute, regulation or ordinance, public policy, contract, or tort or common law claim, whether for legal or equitable relief, having any bearing whatsoever on the terms and conditions of employment, or association or working relationship, with any of the Released Parties, including but not limited to any allegations for penalties, interest, costs and fees, including attorneys’ fees, incurred in any of these matters, which Employee ever had, now has, or may have as of the date of this release. All such claims, liabilities or causes of action (including, without limitation, claims for related attorneys’ fees and costs) are forever barred by this Agreement regardless of the forum in which they may be brought. The Parties acknowledge and agree that the Release shall be interpreted to be as broad as allowed under applicable law.

Employee Initials _____

To the maximum extent permitted by law, Employee waives any right or ability to be a class, collective action or PAGA representative, or to otherwise knowingly and voluntarily participate in any putative or certified class, collective, representative, or multi-party action or proceedings in which any of the Released Parties is a party.

C. It is a condition hereof, and it is Employee’s intention in the execution of the Agreement and the Release herein, that the same shall be effective as a bar to each and every claim hereinabove specified, including both known and unknown claims. Employee acknowledges and is aware that Employee may hereafter discover facts in addition to or different from those that are known or believed by Employee to be true with respect to the subject matter of this Agreement, but it is Employee’s intention to fully, finally and forever release all released matters, disputes and differences, known or unknown, suspected or unsuspected, which do now exist, may exist or have existed. In furtherance of this intention, Employee hereby expressly waives any and all rights and benefits conferred upon him by Section 1542 of the California Civil Code, or the equivalent in any other jurisdiction, which provides as follows:

A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.

D. Employee and Company acknowledge and agree that this Release (and/or the Agreement) is not intended to preclude Employee from filing a charge and/or complaint with any government agency, pursuing a complaint with any government agency, or participating in any investigation or proceeding conducted by any government agency, including but not limited to, the Equal Employment Opportunity Commission (“EEOC”), the New Jersey Division on Human Rights (“NJDHR”), the Occupational Health and Safety Administration (“OSHA”), the National Labor Relations Board (“NLRB”), the Securities and Exchange Commission (“SEC”), or any other federal, state or local agency charged with the enforcement of any employment or other applicable laws. However, Employee and Company expressly acknowledge and agree that, to the extent permitted by applicable law, Employee’s Release covers any claim for compensatory damages asserted on Employee’s behalf by any other person or entity, including, without limitation, any government agency, and Employee expressly waives the right to any such compensatory damages directly from the Released Parties.

E. To the extent Employee releases persons or entities not signatory to this Agreement, Employee acknowledges and agrees that Employee’s Release is made for each of their benefit and use.

F. Company and Employee acknowledge and agree that the Release does not cover (i) any claim that cannot lawfully be waived or released by Employee or (ii) any claim by Employee of a breach of this Agreement by Company.

G. By signing this Agreement, Employee agrees that the Separation Payment is sufficient to compensate Employee for any and all wages, compensation, or reimbursements that may allegedly be due, if any, including, but not limited to, claims for failure to pay minimum wages, straight time compensation, overtime compensation, double-time compensation, bonuses, tips or commissions, allowances, meal and rest period premiums, reporting time pay, sick pay, severance pay, final pay, paid leave benefits, vacation, holiday or paid time off, unauthorized deductions or garnishments, reimbursement of business expenses, regular rate claims, and interest, damages, and promises on any and all of the above, but agrees that the Released Parties have a good faith basis for believing those claims are invalid and there is a bona fide dispute as to such amounts being owed as well as that this Agreement provides additional consideration beyond such amounts that may allegedly be owing, and that any law precluding the release of claims to owed wages does not apply to, and cannot invalidate this Agreement. In so acknowledging and agreeing, Employee acknowledges that either (i) the Released Parties have already paid to Employee all compensation or payments due, including but not limited to any and all wages, minimum wages, straight time compensation, overtime compensation, double-time compensation, bonuses, tips or commissions, allowances, meal and rest period premiums, reporting time pay, sick pay, severance pay, final pay, paid leave benefits, vacation, holiday or paid time off; or (ii) Employee believes that Employee is owed some type of compensation or payments, which may include wages, minimum wages, straight time compensation, overtime compensation, double-time compensation, bonuses, tips or commissions, allowances, meal and rest period premiums, reporting time pay, sick pay, severance pay, final pay, paid leave benefits, vacation, holiday or paid time off (and any interest, penalties, or damages on any and all of the above), but acknowledges and agrees that any and all of the Released Parties dispute and have a good faith basis for believing those claims are invalid (a bona fide dispute exists), and as detailed in this Agreement, Employee accepts the Separation Payment as consideration for the release of any and all undisputed claims and as a compromise and release for any and all disputed claims. Employee acknowledges the Separation Payment constitutes ample consideration beyond the outstanding wages due, the sufficiency of which is hereby acknowledged, for the promises in this Agreement.

Employee Initials _____

H. By signing below Employee acknowledges that Employee understands that Employee is waiving and releasing any rights Employee may have under the ADEA, as amended by OWBPA and that this waiver and release is knowing and voluntary. Employee’s signature means that Employee understands and agrees that this waiver and release does not apply to any rights or claims that may arise under the ADEA following Employee’s execution of this Agreement, although it does extend to any claims related to Employee’s termination. Employee is also acknowledging that Employee’s understands that the consideration given for this waiver and release is in addition to anything of value to which Employee is already entitled. Finally, Employee is confirming that Employee acknowledges and understands that Employee has been advised by this writing that: (i) Employee should consult with an attorney prior to executing this Agreement; (ii) Employee has forty-five (45) days from receipt of this Agreement within which to consider it, although Employee may choose to execute it earlier; (iii) Employee has seven (7) days following Employee’s execution of this Agreement to revoke the Agreement; (iv) this Agreement shall not be effective until after the revocation period has expired; and (v) nothing in this Agreement prevents or precludes Employee from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties, or costs for doing so, unless specifically authorized by federal law. In the event Employee signs this Agreement and returns it to the Company in less than the 45-day period identified above, Employee acknowledges that Employee has freely and voluntarily chosen to waive the time period allotted for considering this Agreement. If Employee revokes this Agreement, this entire Agreement will be null and void, and of no force or effect, and Employee will not receive the Separation Payment or any portion thereof, or any other consideration pursuant to this Agreement.

5. Company Property. Employee represents and warrants that Employee has returned, or by the Separation Date shall have returned, all physical and tangible Company property to Company, and that Employee will not retain any copies. In this regard, Company and Employee understand and agree that the term “Company property” will be given its broadest meaning and will include, without limitation, all Company equipment (including, without limitation, Company’s cell phone, laptop and software), Company’s keys and credit card, and all Company documents (including, without limitation, documents in electronic form, including but not limited to computer data and files).

6. Agreement to Cooperate. Employee agrees that Employee will cooperate with Company in relation to business issues and any civil, criminal or administrative proceeding, or any internal or external investigation, that may involve events that occurred while Employee was employed by Company.

7. Nondisclosure of Confidential Information: Employee acknowledges that from time to time Employee may have been provided with the Company’s Trade Secrets and Confidential Information. Employee further acknowledges Employee’s fiduciary obligations in respect thereof. Without limiting the scope of such fiduciary obligations, Employee agrees that, unless compelled to do so by applicable law, Employee will not, at any time or in any manner, directly or indirectly, use for Employee’s own benefit or the benefit of any other person or entity, or otherwise divulge, disclose, or communicate to any person or entity including, without limitation, the media or by way of the World Wide Web, any information concerning any Trade Secret or Confidential Information of the Company (as defined in the Employment Agreement) without the prior express written consent of the Company. However, the terms and conditions of Employee’s own employment with the Company are not considered Confidential Information. Moreover, nothing in this Section or elsewhere in this Agreement precludes Employee from providing any such information voluntarily and in confidence to any regulatory, law enforcement or other government agency, including, without limitation, the U.S. Securities and Exchange Commission. The Employee represents and warrants that Employee has returned all Trade Secrets and Confidential Information, as defined above, in Employee’s possession to the Company, or shall by the Separation Date, and has not retained any copies.

Employee acknowledges and agrees that each of the restrictions contained in this Section is reasonable and necessary in order to protect the legitimate interests of the Company, and that a violation of any provision of this Section would cause irreparable harm to the Company, which could not be quantified or adequately compensated through monetary relief. Accordingly, in the event of any violation or threatened violation of this Section, the Company shall be authorized and entitled to obtain, from any court of competent jurisdiction, preliminary and permanent injunctive relief as well as an equitable accounting of all profits or benefits arising out of such violation and any damages for breach of this Agreement which may be applicable. The aforesaid rights and remedies shall be independent, severable and cumulative and shall be in addition to any other rights or remedies to which the Company may be entitled under this Agreement or applicable law.

Employee acknowledges and agrees that the restrictions and representations in this Section are material terms of this Agreement and were a material inducement to the Company to agree to the consideration set forth in this Agreement. Employee further acknowledges and agrees that the restrictions and representations set forth in this Section are fair and reasonable and will not prevent Employee from earning a livelihood.

Employee Initials _____

Employee and the Company acknowledge and agree that, if any of the restrictions set forth in this Section, either independently or in combination with any other provision of this Agreement, is held invalid for any reason, but would be valid if any of the words were deleted or their extent reduced or modified, then such restrictions shall apply with such modifications as may be necessary to make this Section enforceable. If incapable of reform, such provisions shall be severed from this Agreement, without affecting the enforceability of any other provision of this Agreement.

In the event Employee or any of the Releasing Parties is required by law or legal process to disclose any Confidential Information, Employee or any of the Releasing Parties shall provide prompt written notice of such (within five (5) business days) to the Company and cooperate with the Company and any other of the affected Released Parties so that legal protection for the Confidential Information may be sought. Notice to the Company shall be provided to Robert N. Weingarten, the Chairman of the Board of Directors of the Company at rnwein@aol.com (with a copy, which shall not constitute notice, to David Sunkin of Sheppard Mullin Richter & Hampton LLP at dsunkin@sheppardmullin.com). In the event that such protection is not obtained, the Employee’s or Releasing Parties’ compliance with the non-disclosure provisions of this Agreement shall be waived only to the extent required to comply with such law or legal process, and the Employee or Releasing Parties’ will make their best efforts to ensure that confidential treatment will be accorded to any confidential information being disclosed.

However, notwithstanding Employee’s confidentiality obligations to the Released Parties under this Agreement and otherwise, Employee understands that as provided by the Federal Defend Trade Secrets Act, Employee will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of confidential information or a trade secret made: (i) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (ii) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

8. Confidentiality. Absent prior express written approval and permission of the Company (which approval and permission may be withheld for any reason), or unless required by legal process or applicable law, Employee will keep confidential and not directly or indirectly make public or reveal to any person or entity, including, without limitation, any representative of the media, or any current, former or future representative, agent, manager, employee, officer or director of the Company, or of any of the Company’s former, current or future parents, subsidiaries, divisions or affiliates, any information regarding the existence or terms of this Agreement, including, without limitation, the fact of this Agreement or the amount of payments Employee is receiving under it.

This Agreement does not preclude Employee from revealing the basic terms of Employee’s employment for the purposes of pursuing alternative employment. It also does not preclude Employee from disclosing factual information regarding any claim of harassment, discrimination, or retaliation based on a protected characteristic, or of retaliation for reporting harassment or discrimination based on a protected characteristic. Nothing in this Agreement prevents Employee from discussing or disclosing information about unlawful acts in the workplace, such as harassment, discrimination, retaliation or any other conduct that Employee has reason to believe is unlawful.

Employee Initials _____

In addition, this confidentiality provision shall not prevent Employee from providing any such necessary information to Employee’s spouse, registered domestic partner, attorney, accountant, tax consultant or the duly designated taxing authorities of the United States or the Employee’s state of residence, but, with the exception of the duly designated taxing authorities of the United States and the Employee’s state of residence, Employee shall be responsible for disclosures by any of them that would breach this confidentiality provision if they were made by Employee, and any such disclosure by any of them will be treated as a breach of this confidentiality provision by Employee. Employee represents that, prior to executing this Agreement, Employee has maintained the confidentiality required by this Section.

This Agreement is not intended to restrict communications or actions that are protected by federal law, including discussing terms and conditions of employment with a union, the NLRB, or other current and former employees, or otherwise exercising protected rights (protected concerted activity) under the National Labor Relations Act (“NLRA”). Employee also understands and agrees that this Agreement and/or its terms and conditions may be disclosed in an action to enforce this Agreement, in the manner and to the extent necessary in order to enforce this Agreement. If Employee pursues such an action in court or another public forum Employee will, if required to provide a copy of this Agreement, do so under seal, to the extent permitted by applicable court rules, procedures and law.

9. Non-Disparagement. Employee shall act in good faith towards the Released Parties so as not to harm their businesses or reputations in any way, and agrees, to the maximum extent permitted by law, not to make, or induce or cause any other person or entity to make, negative statements or communications disparaging the Released Parties. Responding to legal process, required governmental testimony or filings, or making communications that cannot be prohibited pursuant to applicable federal, state, or local law will not violate the obligations of this Agreement. Further, nothing in this Agreement prevents Employee from (a) discussing or disclosing information about unlawful acts in the workplace, such as harassment, discrimination, or any other conduct Employee has reason to believe is unlawful; (b) engaging in protected concerted activity or exercising Employee’s rights under the NLRA, including by discussing the terms and conditions of Employee’s employment, filing a charge with the NLRB, or participating in an investigation or proceedings relating thereto; (c) providing truthful testimony or answers in response to any legal process, or during any judicial, quasi-judicial, or administrative proceedings, including but not limited to proceedings before the NLRB; or (d) reporting possible violations of federal or state law or regulation to any governmental agency or entity, including but not limited to the Department of Justice, the Securities and Exchange Commission, the Congress, and any agency Inspector General, or making other disclosures that are protected under the whistleblower provisions of federal or state law or regulation.

10. Non-Solicitation. Employee covenants and agrees that for a period of twelve (12) months following the Separation Date, Employee shall not, directly or indirectly, recruit, solicit or encourage any employee, independent contractor or any person employed by the Company at any point during Employee’s last six (6) months with the Company, with whom Employee worked or about whom Employee had access to Confidential Information, to leave his or her employment or engagement with the Company for a competitive activity.

Employee Initials _____

11. Non-Admission. Neither this Agreement, the fact that Company has offered this Agreement to Employee, the fact that Company has signed this Agreement, nor anything contained in this Agreement is to be considered or construed as an admission of any type by Company (or any of the Released Parties).

12. Tax Liability. No Party or attorney for any Party has made any representations or warranties regarding the taxability of the Separation Payment made herein. Employee agrees to assume all risks regarding the tax consequences of the Separation Payment. Employee further agrees to indemnify and hold harmless the Released Parties against any assessment of payroll, withholding, FICA, or other taxes or penalties, with Federal or State, to Employee on the Separation Payment.

13. Circular 230 Disclaimer. Each Party to this Agreement (for purposes of this section, the “Acknowledging Party”; and each party to this Agreement other than the Acknowledging Party, an “Other Party”) acknowledges and agrees that (a) no provision of this Agreement, and no written communication or disclosure between or among the Parties or their attorneys and other advisers, is or was intended to be, nor shall any such communication or disclosure constitute or be construed or be relied upon as, tax advice within the meaning of United States Treasury Department Circular 230 (31 CFR part 10, as amended); (b) the Acknowledging Party (i) has relied exclusively upon his, his or its own independent legal and tax advisers for advice (including tax advice) in connection with this Agreement, (ii) has not entered into this Agreement based upon the recommendation of any other party or any attorney or advisor to any other party, and (iii) is not entitled to rely upon any communication or disclosure by any attorney or adviser to any other party to avoid any tax penalty that may be imposed on the Acknowledging Party; and (c) no attorney or adviser to any other party has imposed any limitation that protects the confidentiality of any such attorney’s or adviser’s tax strategies (regardless of whether such limitation is legally binding) upon disclosure by the acknowledging party of the tax treatment or tax structure of any transaction, including any transaction contemplated by this Agreement.

14. Workplace Injuries. Employee represents and acknowledges that, other than claims already on file prior to the date Employee executes this Agreement, Employee has not sustained any workplace injury of any kind during Employee’s employment with the Company, and Employee does not intend to file any claim or seek any benefits of any kind under workers’ compensation.

15. Severability Clause. The provisions of this Agreement are severable, and if any provision or term, or part of a provision or term, of this Agreement is declared or determined by any court to be illegal or invalid, the validity of the remaining parts, provisions or terms shall not be affected thereby, and said illegal or invalid part, provision or term shall not be deemed to be a part of this Agreement, but rather shall be severed, without affecting the enforceability of any other provision or term herein.

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16. Miscellaneous.

A. Employee represents and warrants that Employee has not heretofore assigned or transferred, or purported to assign or transfer, and will not assign or transfer, to any person or entity, any claim or obligation herein released. Employee agrees to indemnify Company and any person or entity released by Employee in the Release, and hold them harmless from and against any claim or obligation including, without limitation, attorneys’ fees actually paid or incurred, arising out of any such transfer or assignment or purported or claimed transfer or assignment.

B. In executing this Agreement, Employee has not relied and is not relying on any representation with respect to the subject matter of this Agreement or any representation inducing the execution of this Agreement except such representations as are expressly set forth in this Agreement, and Employee acknowledges that Employee has relied on Employee’s own judgment in entering into this Agreement. This Agreement sets forth the entire agreement between Employee and Company and fully supersedes any and all prior agreements or understandings between them pertaining to the subject matter of this Agreement. However, this Agreement does not alter, modify or impact the confidentiality provisions and the restrictive covenants set forth in any prior agreements between the Parties, nor does it affect Employee’s obligation to comply with those provisions and covenants. Rather, this Agreement supplements any existing Employee obligations in this regard. This Agreement may not be altered, modified, amended or changed, in whole or in part, except in a writing executed by Employee and Company.

C. Any failure by either Party on any occasion to enforce or require adherence to any term or condition of this Agreement shall not constitute a waiver of any such term or condition, and shall not prevent that Party from insisting on the strict adherence to and performance of such term or condition on any other or future occasion.

D. Employee and Company each agrees to bear his/her and its own costs, expenses, attorneys’ fees and any other expenditures in connection with any and all of these matters, including, without limitation, the negotiation and preparation of this Agreement. Notwithstanding the foregoing, in the event that one Party to this Agreement institutes any legal action or other proceeding against the other Party to enforce the provisions of this Agreement or to declare rights and/or obligations under this Agreement, the successful Party shall be entitled to recover from the unsuccessful Party reasonable attorneys’ fees and costs incurred in connection with any enforcement actions.

E. This Agreement shall be construed as if each Party participated equally in its negotiation and drafting, and each Party agrees that any ambiguity contained in any provision of this Agreement shall not be construed against either Party to this Agreement by virtue of that Party’s role in the negotiation or drafting of this Agreement.

F. Employee acknowledges that (i) Employee hereby is being advised by Company to consult an attorney regarding the terms of this Agreement before executing it, (ii) Employee has consulted an attorney regarding the terms of this Agreement (or has voluntarily chosen not to consult an attorney regarding the terms of this Agreement) before executing it, (iii) Employee fully understands the terms of this Agreement including, without limitation, the significance and consequences of the Release in Section 4, above, (iv) Employee is executing this Agreement in exchange for consideration in addition to anything of value to which Employee already is entitled, and (v) Employee is fully satisfied with the terms of this Agreement and is executing this Agreement voluntarily, knowingly and willingly, and without any duress.

G. This Agreement shall be governed by the laws of the State of Delaware.

H. This Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original, but such counterparts together shall constitute but one and the same instrument. This Agreement may be executed and sent by email or facsimile, which shall have the same force and effect as an original. The Parties agree where practicable to use DocuSign, or other authorized electronic signature technology, to expedite the execution of this Agreement.

Employee Initials _____

PLEASE READ CAREFULLY

THIS SEPARATION AGREEMENT AND GENERAL RELEASE INCLUDES A RELEASE OF KNOWN AND UNKNOWN CLAIMS

Company	Employee

GUARDION HEALTH SCIENCES, INC.	CRAIG SHEEHAN

By:
Jan Hall	Craig Sheehan
President and Chief Executive Officer

Dated: July 10, 2024	Dated: July 10, 2024

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